As filed with the Securities and Exchange Commission on December 9, 2009

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

––––––––––––––––––––––

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

––––––––––––––––––––––

INTEGRATED SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2422983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2009 Chenault Drive, Suite 114 Carrollton, Texas	75006
(Address of Principal Executive Offices)	(Zip Code)

––––––––––––––––––––––

Integrated Security Systems, Inc. 2009 Long-Term Incentive Plan

(Full title of the plan)

––––––––––––––––––––––

Brooks Sherman

Chairman of the Board and Chief Executive Officer

Integrated Security Systems, Inc.

2009 Chenault Drive, Suite 114

Carrollton, Texas 75006

(Name and address of agent for service)

(972) 444-8280

(Telephone number, including area code, of agent for service)

with copies of communications to:

David H. Oden

Haynes and Boone, LLP

2505 N. Plano Road, Suite 4000

Richardson, Texas 75082

(972) 739-6929

––––––––––––––––––––––

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company: in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed Maximum offering price per share (2)	Proposed Maximum aggregate offering price (2)	Amount of Registration fee (2)
Common Stock, par value $0.01 per share	25,000,000	$0.01	$250,000	$13.95

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock as may be offered or sold pursuant to the employee benefit plan described herein.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act, based upon the average of the high and low sales prices of the Common Stock as reported on the Over the Counter Bulletin Board on December 4, 2009 ($0.01 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Integrated Security Systems, Inc. 2009 Long-Term Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”).  These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents set forth below are hereby incorporated by reference in this registration statement:

(i)

our annual report on Form 10-K for the fiscal year ended June 30, 2009, filed with the Commission on September 30, 2009;

(ii)

our quarterly report on Form 10-Q for the quarterly period ended September 30, 2009, filed with the Commission on November 13, 2009; and

(iii)

the description of our common stock contained in the first paragraph under the caption “Description of Securities—Common Stock,” on page 21 of the prospectus contained in the company’s registration statement on Form SB-2 dated August 15, 1997, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed.  Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification of certain officers, directors, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstance such companies would have the power to indemnify against such liabilities under the provisions of the statute.

The Company’s Amended and Restated Certificate of Incorporation and its By-Laws provide for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

The Company’s Amended and Restated Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director’s fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or a stock repurchase or (d) obtains an improper personal benefit.  While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available.  In addition, a director is not relieved of his or her responsibilities under any other law, including federal securities laws.

We maintain insurance policies for our officers and directors against certain liabilities, including liabilities under the Securities Act and the Exchange Act. The effect of these policies is to indemnify any of our officers and directors against expenses, judgments, attorney's fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form SB-2 (No. 333-122849) filed with the Commission on April 8, 2005.

4.2	Amended and Restated Bylaws of the Company, incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33-59870-FW).

4.3	Specimen certificate for common stock of the Company, incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33-59870-FW).

4.4	Integrated Security Systems, Inc. 2009 Long-Term Incentive Plan, filed herewith.

4.5	Integrated Security Systems, Inc. Form of Incentive Stock Option Agreement, filed herewith.

4.6	Integrated Security Systems, Inc. Form of Nonqualified Stock Option Agreement, filed herewith.

5.1	Legal Opinion of Haynes and Boone, LLP, filed herewith.

23.1	Consent of Montgomery Coscia Greilich LLP, filed herewith.

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).

____________________

Item 9.  Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 4th day of December, 2009.

INTEGRATED SECURITY SYSTEMS, INC.

By:	/s/ Brooks Sherman
Brooks Sherman
Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brooks Sherman and Sharon Doherty, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement on Form S-8 under the Securities Act of 1933, including any amendment or amendments relating thereto (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, including any amendment or amendments relating thereto), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act this registration statement has been signed below by the following persons and in the following capacities on the 4th day December, 2009.

Signature	Title

/s/ Brooks Sherman Brooks Sherman	Chairman and Chief Executive Officer

/s/ Sharon Doherty Sharon Doherty	Chief Financial Officer

William D. Breedlove	Director

/s/ Russell Cleveland Russell Cleveland	Director

/s/ Robert M. Galecke Robert M. Galecke	Director

Frank R. Marlow	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form SB-2 (No. 333-122849) filed with the Commission on April 8, 2005.

4.2	Amended and Restated Bylaws of the Company, incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33-59870-FW).

4.3	Specimen certificate for common stock of the Company, incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33-59870-FW).

4.4	Integrated Security Systems, Inc. 2009 Long-Term Incentive Plan, filed herewith.

4.5	Integrated Security Systems, Inc. Form of Incentive Stock Option Agreement, filed herewith.

4.6	Integrated Security Systems, Inc. Form of Nonqualified Stock Option Agreement, filed herewith.

5.1	Legal Opinion of Haynes and Boone, LLP, filed herewith.

23.1	Consent of Montgomery Coscia Greilich LLP, filed herewith.

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).

____________________

.

5